EXHIBIT 2.2
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GENDER SCIENCES, INC.  10 WEST FOREST AVENUE, ENGLEWOOD, NJ 07631
PHONE:(201) 569-1188  FAX: (201) 569-3224


January 30, 2001

Reverend Dennis Dillon
The Christian Times
1061 Atlantic Avenue
Brooklyn, NY 11238

Dear Reverend Dillon:

This Distribution Agreement is drawn up to structure an arrangement between the Company, Gender Sciences Inc., 10 West Forest Avenue, Englewood, NJ 07631, (hereinafter known as GSI), and the Distributor, Empowerment 2000, 1061 Atlantic Avenue, Brooklyn, NY 11238, (hereinafter known as E2K). The purpose of this distribution agreement is to outline the roles of both parties and facilitate the marketing and sales of the George Washington Carver products solely to Multi-Level Distributors (MLD) in the marketing area of E2K, which shall include the United States, its territories, and other markets as mutually agreed upon. Each company will be responsible for their own corporate infrastructure with respect to office operations.

E2K is responsible for:

         1. The exclusive right to market and sell the George Washington Carver-Curtis products, (hereinafter known as CC), solely to Multi-Level Distributors (MLD).
         2.       Turning over product orders in a timely fashion.
         3. Wire transfer with order of all monies due for product and shipping.
         4. Developing the organization of distributors and their down lines to promote the CC products.
         5. Developing the marketing plan to facilitate the sales of the CC products.
         6. Maintaining an adequate staff of training personnel necessary to provide adequate support for the distributors.
         7.       Not promoting or selling any competitive nutrition products.

GSI is responsible for:

         1. Providing the CC products for multi level marketing of the George Washington Carver products in the defined marketing area (which shall include the United States, its territories, and other markets as mutually agreed upon) to E2K.
         2. Using its best efforts to fill the Distributor's orders promptly upon acceptance and shall not be liable for failure to ship due to any cause beyond its reasonable control.
         3.       Invoicing E2K for all orders that are shipped.
         4. Providing printing of the 36 page introductory catalogue and product labels. The catalogues are to be sold for $4.00 each as part of the distributor kit with those monies being paid to GSI. Additionally, GSI will receive monies to be decided for each newsletter. GSI will also receive those amounts set forth in Schedule A for the products to be sold to the MLDs. The product pricing does not include shipping and handling.

         5.       Advancing initial monies of $ 45, 600.00 for marketing

                  a. $18,000 to C. Ottley Strategies for commercial radio spots on WBLS, WWRL, WNTR, WPAT, WRKS, and WLIB;
                  b. $10,000 payable to C. Ottley Strategies for public relations; and
                  c. $17,600 for the special George Washington Carver edition of the Christian Times).

         6. Advancing initial monies of $3350.00 to pay for the following events:

                  a.       Saturday, February 10     9:00 am to 12:00 pm        $800.00
                           JFK Holiday Inn

                  b.       Saturday, February 17     10:00 am to 1:00 pm        $950.00
                           New York Hilton 53rd and 6th Ave, NYC

                  c.       Saturday, February 24     10:00 am to 1:00 pm        $350.00
                           St. Michaels' Methodist Church 37 Virginia Ave., Jersey City,

                  d.       Thursday, March I          7:00 pm to 8:00 pm        $650.00
                           Jimmy's Bronx Cafe, Fordham Road & Major Deegan Expwy.

                  e.       Saturday, March 10        10:00am to 1:00 pm         $600.00
                           Hanson Place Central United Methodist Church
                           116 St. Felix Place, Downtown Brooklyn

Under the terms of this agreement, all monies in items 5 advanced by GSI will be reimbursed out of profits within the first six months.

It is understood and agreed that the trademark, trade name and CC Label is the sole and exclusive property of GSI and that the Distributor is not authorized or permitted to use the CC Label (or make any representations about such label, trade name or trademark) other than in connection with the business objectives set forth herein.

The relationship of the parties to this agreement is vendor and vendee. The Distributor, its agents, and employees shall not be deemed agents or representatives of GSI. The Distributor will not modify any of GSI's products without written permission from GSI. Neither the Distributor nor GSI shall have any right to enter into any contract or commitment in the name of, or on behalf of, the other, or to bind the other in any respect whatsoever.

This agreement shall remain in full force and effect for a period of one (1) year from the date hereof and shall be automatically renewed for an additional one (1) year period.

Notwithstanding the foregoing the agreement may be terminated earlier as follows:

GSI may terminate this agreement by notice given to the Distributor, effective immediately, if any of the following events occur.

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

a. Failure of the Distributor to fulfill or perform any of its obligations hereunder; including use of GSI's trademarks or trade names, or any attempt to bind GSI in any way not expressly allowed by this agreement;

b. Any assignment or attempted assignment by the Distributor of any interest in this agreement without GSI's prior written consent;

c. Any sale, transfer or relinquishment of any substantial interest in the ownership or any change in management of the Distributor;

d. Disagreements between or among the persons responsible for the management or ownership of the distributorship which may adversely affect the operation of the distributorship;

The Distributor may terminate this agreement by notice given to GSI effective immediately if any of the following occur:

a. Any failure of GSI beyond their reasonable control to ship products to ML Distributors as required herein;

In the event either party has any business dealings with the other party after termination of this agreement those business relations shall not be construed as a renewal of this agreement or as a waiver of any such termination. Any such transactions shall be governed by the terms identical with the provisions of this agreement unless the parties execute a new agreement for those continuing business relationships.

Upon termination of this agreement the Distributor shall no longer be the exclusive Distributor of GSI's products. The Distributor further agrees that:

a. The Distributor shall promptly pay all amounts owing GSI including any such amounts, which might have previously become due at some future date because of deferred payment or credit agreements.

b. Neither party shall be liable to the other because of any termination of this agreement, including compensation reimbursement, damages due to any loss of prospective profits, unanticipated sales, expenditures, investment leases, commitments in connection with the business, goodwill of GSI or the Distributor, or for any other reason whatsoever growing out of any such termination.

c. Distributor will remove and discontinue the use of any sign or any other designation containing any of GSI's trademarks, trade names or the CC Label. Should such trademarks or trade names be printed on any of the Distributor's letterhead or other written documents, the written documents shall promptly be reprinted so as to remove any such trademarks or trade names of GSI.

Both parties agree that there are no other representations or understandings which change or modify the terms of this agreement to prevent this agreement from becoming effective as written, or that in any way affects or relates to the subject matter hereof and further said agreement may not be amended, modified or supplemented in any respect except in writing.

Any correspondence altering this agreement shall be sent via Federal Express to the other party. This agreement shall be governed by the laws of the State of New Jersey.

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

If E2K and GSI are willing to work on the above understanding, please sign, date and return the original and one copy of this agreement. One copy, signed by both parties should be retained for your records.

Empowerment 2000 (E2K)                           Gender Sciences, Inc. (GSI)

By /s/ DENNIS DILLON                             By /s/ ARNOLD GANS
   ------------------------                         ------------------------
   Reverend Dennis Dillon                           Arnold Gans
   1/31/01                                          1/31/01


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